Exhibit 99.1

PRESS RELEASE

For Immediate Release

Company Contact:

Stem Cell Therapy International, Inc.

David Stark, President

Info@scticorp.com

STEM CELL THERAPY INTERNATIONAL INC. ANNOUNCES JOINT MEETINGS

WITH GLOBAL STEM CELL REPRESENTATIVES

BENEFITS FOR NEW COMPANY AS A RESULT OF PRESIDENT OBAMA’S RECENT

EXPANSION OF FUNDING FOR STEM CELL RESEARCH

TAMPA, Fla. – March 19, 2009 – Stem Cell Therapy International Inc. (SCII, or “the Company”), announces today that the Company has been involved in strategic meetings with global stem cell representatives to execute its strategic plan, the details of which will be released in the next couple of weeks. “We are not wasting any time, but are already leveraging our leadership position with the merger of Stem Cell Therapy International, Inc. and Histostem, Ltd. of South Korea,” said the Company President, David Stark. “Our status as the largest accredited Cord blood Bank in the world puts us in a unique position to realize our strategic plan sooner than expected, and we are already drawing attention from other international biotechnology leaders.”

Mr. Stark also said, “With the recent, monumental announcements by President Obama to free up federal funding for embryonic stem cells, we are already seeing a trickle-down effect on the demand for our research-ready supply of stem cells derived from cord blood. We are in the best position to supply the ‘land rush’ for stem cells, due to our fully accredited, state-of-the-art facility, established supply chain, and proven results from clinical trials approved by the Korean FDA.” Mr. Stark noted that, “It is very auspicious for non-embryonic, or adult stem cells that U.S. Republican Party, in an interview with Dick Chaney this week on several television and phone interviews, stated we need more research on “cord acquired research” and have issued a challenge to scientists to use adult cord acquired stem cells for research whenever possible, because of their inherent lack of controversy.”

AmStem International, the newly named company resulting from the merger of Stem Cell Therapy International, Inc., and Histostem, Ltd. of Korea, will soon be the primary resource for private and academic adult stem cell research by pioneering the bio-resource bridge between Asia and the United States. Histostem operates the largest accredited cord blood & stem cell bank in the world (more than twice as large as its nearest competitor), and is already successfully treating patients with patented, Korean FDA-approved stem cell therapies derived from its own sources.

Joint Strategic Meetings

Earlier this month, the Company arranged a joint meeting between AmStem International and Histostem, Ltd. with Dr. Amnon Pelz of Taburit Stem Cell Solutions, a leading Israeli biotech company in the Middle East. The objectives of the meeting included identifying methods of enlarging or uniting the stem cell repositories and technologies of Histostem and Taburit Stem Cell Solutions. “There is a well-documented, urgent need for cord blood and stem cell lines from other parts of the world,” explained Dr. Hoon Han, CEO of Histostem, Ltd. “Organizations such as Bone Marrow Donors Worldwide (BMDW) and the World Marrow Donor Association (WMDA) are urgently compiling inventories of HLA phenotypes from stem cell donors around the world.”

Mr. Stark explained, “The vast majority of biological products currently available to researchers are from Western, or developed countries. The U.S. National Cord Blood Inventory program (NCBI) is seeking a large influx of banked biological products from underrepresented ethnic groups, and we happen to have the world’s largest supply ready to go.” Mr. Stark continued, “We have also had joint meetings with Stem Cell Technologies of Vancouver, Canada, to explore the sharing of technology that will facilitate the rapid expansion and distribution of our biological products to researchers worldwide. This is just one example of how we are rapidly mobilizing our products for an international market eager to receive them, and we will have further exciting announcements soon.”

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (‘SCII’) is in the field of regenerative medicine. SCII is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products. Further information about Stem Cell Therapy International, Inc. can be found at its website www.scticorp.com.

About Histostem Corporation, Ltd:

Histostem, Co., Ltd. started in Seoul, Korea in 2000. To date it has treated more than 500 patients with stem cells and currently has 56 full-time employees and 28 part-time employees. Histostem’s intellectual property portfolio consists of five patents that have been granted and 6 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.